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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Salas                              Peter                   E.
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   (Last)                            (First)              (Middle)

   129 East 17th Street
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                                    (Street)

    New York                        NY                   10003
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     5/20/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Unapix Entertainment Inc.
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)
          CEO
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

1. Title of Security     2. Amount of Securities        3. Ownership Form:
              		    Beneficially Owned	   	   Direct (D) or
                                                           Indirect (I)
--------------------------------------------------------------------------------

Common Stock     		157,500                 	 D

--------------------------------------------------------------------------------

================================================================================


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)




FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

								  4. Ownership
                                                                     Form of
                       2. Title and Amount of                        Derivative
                          Securities Underlying    3.  Conversion    Security
                          Derivative Security          Price of      Direct (D)
1. Title of Derivative                                 Derivative    or Indirect
   Security              Title          Shares         Security      (I)
   -----------------------------------------------------------------------------
   10% Debentures           Common Shares   983,796         $4.32            I
--------------------------------------------------------------------------------
Series C Preferred       Common Shares   200,000         $2.50            I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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================================================================================

Explanation of Responses:

        This form 3 is being filed by Peter E. Salas as General Partner of Dolphin Offshore Partners, L.P. which purchased the above securities with its working capital in a series of market and private transactions as outlined in earlier 13D and 13D/A filings.



     /s/ Peter E. Salas                                   6/10/99
---------------------------------------------            -----------------------
      *Signature of Reporting Person                      Date


* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).